Exhibit 99.7
EXAMPLE OF
POWER OF ATTORNEY

By this power of attorney,                                    , [limited liability company/corporation], existing under the laws of                                                          , with its head office at                                               , herein represented in accordance with its [Articles of Association/By-Laws] (hereinafter referred to as “Grantor”), hereby appoints [Mr./Ms.]                                    , [(identification)], resident and domiciled in the City of                                      , State of                                    , with office address at                                    , enrolled with the Individual National Taxpayers Register (CPF) under registration No.                                      and bearer of identity card No.                                    , issued by                                     (hereinafter referred to as “Grantee”), as its attorney-in-fact, with powers to represent the Grantor in the Extraordinary General Shareholders’ Meeting of [CONSTRUTORA TENDA S.A., a publicly-held company with headquarters in the city of São Paulo, State of São Paulo, Brazil, at Av. Engenheiro Luiz Carlos Berrini, 1.376, 9th floor, Brooklin Paulista, enrolled with the Legal Entities National Taxpayers Register (CNPJ) under registration No. 71.476.527/0001-35 / GAFISA S.A., a publicly-held company with headquarters in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 8,501, 19th floor, enrolled with the CNPJ/MF under No. 01.545.826/0001-07] (“Company”), to be held on December 14th, 2009, at first call, or at any other date if in second call or due to the adjournment of the Extraordinary General Shareholders’ Meeting, including powers to discuss, examine and vote all the matters mentioned in the agenda of the referred Shareholders’ Meeting, to approve and sign documents, to sign corporate books, shareholders attendance list, registries and shareholders’ meeting minutes, as well as practice every and any act that is necessary for the good and faithful performance of this power-of-attorney], which is valid up to                                    .

[City], [date], 2009.

By:
Name:
	Title:	[Grantor]

 [Note: According to the Brazilian Corporations Law, (Law No. 6.404/76, as amended), article 126, first paragraph, the shareholders might be represented in the shareholders’ meeting by a attorney with powers granted within less than one (1) year, which shall be another shareholder, manager of the Company or a lawyer.]

[Note: This power of attorney must be duly notarized and consularized to register the document in the registry of Deeds and Documents, and a sworn translation is also needed.]

[This is only an example of a power of attorney. Shareholders should confirm, with Brazilian counsel if necessary, that any power of attorney or revocation thereof satisfies the requirements of Brazilian law. Shareholders are strongly recommended to consult with Brazilian counsel if they wish to grant a power of attorney, as Gafisa S.A. and Construtora Tenda S.A. will not accept a power of attorney that does not comply with Brazilian law.]